EXHIBIT 11

                    COMPUTATION OF FULLY DILUTED EARNINGS PER
                   SHARE UNDER TREASURY STOCK METHOD SET FORTH
                  IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                    For Quarter Ended
                                          --------------------------------------
                                          September 30, 1997  September 30, 1996
                                          ------------------  ------------------

Number of shares on which earnings
 per share is based:
 Average outstanding during period             978,021,313      1,043,663,626*

Add - Incremental shares under stock
option and stock purchase plans                 27,186,769         22,827,416*
                                            --------------     --------------

Number of shares on which fully diluted
earnings per share is based                  1,005,208,082      1,066,491,042*
                                            ==============     ==============

Net earnings available to common
shareholders (millions)                     $        1,354     $        1,280

                                            --------------     --------------
Net earnings on which fully
diluted earnings per share
is based (millions)                         $        1,354     $        1,280
                                            ==============     ==============

Fully diluted earnings per share            $         1.35     $         1.20*

Published earnings per share                $         1.38     $         1.23*

* Adjusted to reflect a two-for-one-stock split on May 9, 1997.

                                                                      EXHIBIT 11

                    COMPUTATION OF FULLY DILUTED EARNINGS PER
                   SHARE UNDER TREASURY STOCK METHOD SET FORTH
           IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15 - (CONTINUED)

                                                 For Nine Months Ended
                                        -------------------------------------
                                        September 30, 1997  September 30, 1996
                                        ------------------  ------------------
Number of shares on which earnings
 per share is based:
 Average outstanding during period          989,436,333         1,066,676,820*

Add - Incremental shares under stock
option and stock purchase plans              29,727,625            22,926,678*
                                         --------------        --------------

Number of shares on which fully
diluted earnings per share is based       1,019,163,958         1,089,603,498*
                                         ==============        ==============

Net earnings available to common
shareholders (millions)                  $        3,985        $        3,391

                                         --------------        --------------

Net earnings on which fully
diluted earnings per share
is based (millions)                      $        3,985        $        3,391
                                         ==============        ==============

Fully diluted earnings per share         $         3.91        $         3.11*

Published earnings per share             $         4.03        $         3.18*

* Adjusted to reflect a two-for-one stock split on May 9, 1997.